August 7, 2020

Citibank, N.A. – ADR Depositary

388 Greenwich Street
New York, New York 10013

Re: ANPAC BIO-MEDICAL SCIENCE CO., LTD. – Convertible Notes Due 2021

Ladies & Gentlemen,

We refer to the Deposit Agreement, dated as of February 3, 2020, by and among Anpac Bio-Medical Science Co. Ltd. (the “Company”), Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder (as so amended and supplemented, the “ADS Deposit Agreement”). Terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the ADS Deposit Agreement.

The Company has, upon the terms set forth in the Securities Purchase Agreement, dated August 7, 2020, between the Company and the Initial Purchasers named therein (the “Purchase Agreement”), offered and sold $265,000 Convertible Notes due 2021 (the “Notes”) in the United States in reliance on Section 4(a)(2) of, and Rule 506 under, the Securities Act (the “Offer”). The terms of the Offer and the Notes are more fully described in the terms and conditions of the Notes, dated August 7, 2020, a copy of which attached hereto as Exhibit A. The Notes are not convertible into freely transferable ADSs until 6 months after issuance.

This Letter Agreement will confirm our understanding and agreement as follows:

1.                  Deposit of Shares. The Company and the Depositary hereby agree that the shares of the Company (the “Shares”) that may be delivered upon conversion of the Notes may be deposited with the Custodian under the ADS Deposit Agreement, in accordance with the terms hereof and thereof. The Company hereby confirms that (x) the Shares to be deposited with the Custodian upon conversion of the Notes (i) have been duly authorized, and have been validly issued, and are fully paid and non-assessable, (ii) rank pari passu in all respects, and are fully fungible, with the Shares on deposit with the Custodian under the ADS Deposit Agreement, (iii) have been legally issued and will be legally deposited by the Company and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will, upon deposit, be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (v) except in the circumstances contemplated in paragraph (3) below, are not “Restricted Securities” (as defined in the ADS Deposit Agreement), and (y) all pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian upon conversion of the Notes have been validly waived or exercised.

2.                  Issuance and Delivery of ADSs upon Conversion of Notes. The Company hereby instructs the Depositary to issue ADSs against the deposit of Shares by the Company upon conversion of the Notes, subject to compliance with the terms and conditions of the ADS Deposit Agreement. The Depositary hereby agrees to deliver ADSs representing the right to receive such Shares in accordance with the ADS Deposit Agreements upon receipt of (i) the opinions referred in Section 5 below, and (ii) confirmation of deposit of the applicable Shares by the Company.

3.                  Issuance of Restricted ADSs. In the event that any Notes are converted by an Affiliate of the Company or otherwise not convertible into freely transferable securities, the Company may need to cause restricted Shares to be issued and deposited with the Custodian and may need to instruct the Depositary to issue Restricted ADSs in respect thereof, in each case upon the terms set forth in a Restricted ADS Letter Agreement to be entered into by the Company and the Depositary (the “Restricted ADS Letter Agreement”).

4.                  Representations and Warranties. The Company hereby represents and warrants to the Depositary that (i) the terms of the Purchase Agreement provide that the Notes will be sold to purchasers thereof in accordance with Rule 506 under the Securities Act, (ii) it will deposit under the ADS Deposit Agreement freely transferable Shares upon conversion of the Notes in accordance with the terms and conditions of the Notes as set out in the Indenture, dated August 7, 2020, between the Company and EMA Financial, only after (x) completion of the applicable listing requirements of NASDAQ, (y) upon the expiration of six (6) months after the issuance of the Notes, and (z) receipt from the converting holder of the Notes, as part of the note conversion notice, of a certification (a copy of which will be provided to the Depositary upon request) that such person is not an Affiliate of the Company, and (iii) upon any conversion of Notes by any person who identifies itself as an Affiliate of the Company or conversion of the Notes by a non-affiliate of the Company within six months from the issuance date of the Notes, it will cause Restricted Shares to be deposited under the ADS Deposit Agreement with the Custodian and shall instruct the Depositary to issue Restricted ADSs upon the terms contemplated in the Restricted ADS Letter Agreement.

5.                  Opinions. Upon issuance of the Notes, the Company shall provide the Depositary with (i) an opinion of its British Virgin Islands counsel reasonably satisfactory to the Depositary which addresses, among other things, that this letter agreement is enforceable, all consents and approvals necessary under British Virgin Islands law for issuance and deposit of the Shares with the Custodian have been obtained, such Shares have been duly authorized, and have been validly issued, and are fully paid and non-assessable and any pre-emptive or other similar rights with respect thereto have been validly waived or exercised, and (ii) an opinion of its U.S. counsel which addresses that no registration under the Securities Act of (x) the Notes is required in connection with their distribution as contemplated in the Purchase Agreement (y) the issuance and delivery of ADSs upon conversion of the Notes upon the terms set forth herein (other than the registration of the ADSs under an F-6 Registration Statement) or similar wording reasonably acceptable to the Depositary.

6.                  Depositary Fees. The Company and the Depositary agree that the Company will pay the depositary fees payable in connection with the conversion of Notes into ADSs (USD 0.05 per ADS issued) at the time of conversion of Notes into ADSs.

7.                  Fractional Shares and ADSs. Notwithstanding anything to the contrary in the ADS Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of ADSs upon conversion of Notes, and the Depositary shall not be required to accept, under any circumstances (a) any fraction of a Share, nor (b) a number of Shares which upon application of the ADS-to-Share ratio would give rise to a fraction of an ADS.

8.                  F-6 Registration Statement. The parties hereto confirm that a signed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs.

9.                  Miscellaneous.

(a)	The parties acknowledge and agree that the indemnification obligations contained in Section 5.8 of the ADS Deposit Agreement shall apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the ADS Deposit Agreement.

(b)	The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(c)	This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York.

(d)	This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns,

(e)	This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(f)	This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument

Kindly indicate your acceptance and agreement to the foregoing by signing this letter below in the space provided.

ANPAC BIO-MEDICAL SCIENCE CO., LTD.

By: /s/ Christopher C. Yu
Name: Christopher C. Yu
Title: Chief Executive Officer

Accepted and Agreed
as of the date first written above

CITIBANK, N.A., as Depositary

By:	/s/ Hank Hui
	Name:	Hank Hui
	Title:	Director

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